SCHEDULE 13G

                Under the Securities Exchange Act of 1934
                     (Amendment No. ------------)


		       	 Vulcan Materials Corp
------------------------------------------------------------------------
                           (Name of Issuer)


                               Common
------------------------------------------------------------------------
                     (Title of Class of Securities)


			              929160109
------------------------------------------------------------------------
                              (CUSIP Number)

Check the following box if a fee is being paid with this statement /_/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other previsions of the Act (however, see the Notes)

Item 1(a) 	NAME OF ISSUER
	Vulcan Material
Item 1(b)	ADDRESS OF ISSUERS PRINCIPAL EXECUTIVE OFFICES

	1200 Urban Center Drive
	Birmingham, AL 35242
Item 2(a)	NAME OF PERSON FILING
	Davis Selected Advisers, L.P. for
	Abar Foundation
	American Saw
	Atkins, B.
	Atlanta Gas & Light Company
	Atmos Energy
	Bowne & Co.
	Central & Southwest Systems Pension Plan
	Catholic Mutual Relief Society of American Retirement Plan
	DetroitLaborers
	Davis New York Venture Fund
	Davis Variable Value Portfolio
	Electrical Workers Annuity
	Electrical Workers Pension
	Eltech
	Emma Willard
	G Depreciation
	G Foundation
	Georgia
	Georgia Corp
	Gonzaga Univ
	Hathaway Brown
	Hoff Family Tr.
	Lewis & Roca
	Mass Mutual Portfolio
	Mass Mutual Variable
	Martin A
	Martin B
	Medcen
	Mennen Family Trust
	Methodist Home
	Milder CP
	Minn Retail
	Mt. Sinai
	Mutual Protect
	NASDRegulation
	NedsIsland
	NM Mutual
	NYC Superior
	Plumber & Pipefitters
	SunAmerica Venture Value
	Prudential SP
	Quadsan
	RL Polk
	Selected America Shares
	Sicav Davis Value Fund
	SSB Large Cap V
	Stobie Creek
	SunAnerica Style Select
	SunAmerica Large Cap Value
	Suburban Prop
	SunLifeFin'l
	SunLifeValue
	Temple
	Union Dale
	Via Metropolitan
	Volvo
	New England Zenith
	Merrill Lynch Wrap
	Dean Witter Wrap
	Paine Webber Wrap
	Piper Jaffray Wrap
	SSB Wrap
	APL Wrap
	Prudential Wrap
	CICB Wrap
Item 2(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE
	2949 East Elvira Road, Suite 101
	Tucson, Arizona 85706
Item 2(c)	CITIZENSHIP
	Colorado Limited Partnership
Item 2(d)	TITLE OF CLASS OF SECURITIES
	Common
Item 2(e)	CUSIP NUMBER
	929160109
Item 3	FIELD PURSUANT TO RULE 13d-1(b)
	(e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
Item 4 	OWNERSHIP
	(a) Amount beneficially owned		7,093,596	shares
	Abar Foundation						900
	American Saw						1,900
	Atkins, B.							1,200
	Atlanta Gas & Light Company				7,600
	Atmos Energy						4,300
	Bowne & Co.							1,800
	Central & Southwest Systems Pension Plan		20,300
	Catholic Mutual Relief Society of American
		Retirement Plan					1,800
	DetroitLaborers						13,600
	Davis New York Venture Fund				4,419,920
	Davis Variable Value Portfolio			20,000
	Electrical Workers Annuity				6,200
	Electrical Workers Pension				18,900
	Eltech							1,100
	Emma Willard						1,500
	G Depreciation						2,000
	G Foundation						800
	Georgia							3,200
	Georgia Corp						5,300
	Gonzaga Univ						2,900
	Hathaway Brown						2,200
	Hoff Family Tr.						1,500
	Lewis & Roca						900
	Mass Mutual Portfolio					45,500
	Mass Mutual Variable					2,900
	Martin A							300
	Martin B							300
	Medcen							1,300
	Mennen Family Trust					6,700
	Methodist Home						8,000
	Milder CP							2,400
	Minn Retail							11,700
	Mt. Sinai							8,200
	Mutual Protect						1,800
	NASDRegulation						5,300
	NedsIsland							3,900
	NM Mutual							2,000
	NYC Superior						3,900
	Plumber & Pipefitters					1,200
	SunAmerica Venture Value				612,500
	Prudential SP						2,100
	Quadsan							2,600
	RL Polk							1,400
	Selected America Shares					924,100
	Sicav Davis Value Fund					86,300
	SSB Large Cap V						10,700
	Stobie Creek						4,500
	SunAnerica Style Select					11,600
	SunAmerica Large Cap Value				6,100
	Suburban Prop						3,700
	SunLifeFin'l						200
	SunLifeValue						2,100
	Temple							900
	Union Dale							1,500
	Via Metropolitan						2,400
	Volvo								3,000
	New England Zenith					187,800
	Merrill Lynch Wrap					10,855
	Dean Witter Wrap						156,118
	Paine Webber Wrap						107,690
	Piper Jaffray Wrap					465
	SSB Wrap							39,234
	APL Wrap							88,170
	Prudential Wrap						179,189
	CICB Wrap							3,155
	(b) Percent of class				14.69%
	Abar Foundation						0.00%
	American Saw						0.00%
	Atkins, B.							0.00%
	Atlanta Gas & Light Company				0.01%
	Atmos Energy						0.00%
	Bowne & Co.							0.00%
	Central & Southwest Systems Pension Plan		0.02%
	Catholic Mutual Relief Society of American
		Retirement Plan					0.00%
	DetroitLaborers						0.01%
	Davis New York Venture Fund				4.38%
	Davis Variable Value Portfolio			0.02%
	Electrical Workers Annuity				0.01%
	Electrical Workers Pension				0.02%
	Eltech							0.00%
	Emma Willard						0.00%
	G Depreciation						0.00%
	G Foundation						0.00%
	Georgia							0.00%
	Georgia Corp						0.01%
	Gonzaga Univ						0.00%
	Hathaway Brown						0.00%
	Hoff Family Tr.						0.00%
	Lewis & Roca						0.00%
	Mass Mutual Portfolio					0.05%
	Mass Mutual Variable					0.00%
	Martin A							0.00%
	Martin B							0.00%
	Medcen							0.00%
	Mennen Family Trust					0.01%
	Methodist Home						0.01%
	Milder CP							0.00%
	Minn Retail							0.01%
	Mt. Sinai							0.01%
	Mutual Protect						0.00%
	NASDRegulation						0.01%
	NedsIsland							0.00%
	NM Mutual							0.00%
	NYC Superior						0.00%
	Plumber & Pipefitters					0.00%
	SunAmerica Venture Value				0.61%
	Prudential SP						0.00%
	Quadsan							0.00%
	RL Polk							0.00%
	Selected America Shares					0.92%
	Sicav Davis Value Fund					0.09%
	SSB Large Cap V						0.01%
	Stobie Creek						0.00%
	SunAnerica Style Select					0.01%
	SunAmerica Large Cap Value				0.01%
	Suburban Prop						0.00%
	SunLifeFin'l						0.00%
	SunLifeValue						0.00%
	Temple							0.00%
	Union Dale							0.00%
	Via Metropolitan						0.00%
	Volvo								0.00%
	New England Zenith					0.19%
	Merrill Lynch Wrap					0.15%
	Dean Witter Wrap						2.20%
	Paine Webber Wrap						1.52%
	Piper Jaffray Wrap					0.01%
	SSB Wrap							0.55%
	APL Wrap							1.24%
	Prudential Wrap						2.53%
	CICB Wrap							0.04%
	(i)   sole power to vote or to direct the vote

		Davis Selected Advisers,L.P.       7,093,596
	(ii)  shared power to vote to direct the vote
		N/A
	(iii) sole power to dispose or to direct  the disposition of
		Davis Selected Advisers, L.P.	     7,093,596
	(iv) shared power to dispose or to direct the disposition of
		N/A
Item 5	Not applicable

Item 6	Not applicable

Item 7	Not applicable

Item 8 	Not applicable

Item 9	Not applicable

Item 10	CERTIFICATION

	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer or such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

	SIGNATURE	/s/ Anthony Frazia

	PRINT		Anthony Frazia, Chief Compliance Officer

	DATE		February 14, 2001